UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2009

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On December 21, 2009, Director Earl B. Cornette delivered to the Board of Directors of the Company written notice of his retirement from the Board effective as of the close of business December 31, 2009.

(d)

On December 21, 2009, the Board elected Sean P. Duffy as a Director effective January 1, 2010 to fill the vacancy created by Mr. Cornette's retirement. Mr. Duffy is the President of FCR Recycling based in Charlotte, North Carolina and a Regional Vice President of its parent, Casella Waste Systems, Inc. His committee assignments have not yet been determined. As a director he will be eligible for participation in the Company's 2006 Long-Term Incentive Plan.

On December 24, 2009, the Company issued a press release announcing Mr. Duffy's election and Mr. Cornette's retirement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

(e)

On December 21, 2009, the Company approved employment agreements with each of its named executive officers: Carlos E. Aguero, Chairman, President and Chief Executive Officer; Michael J. Drury, Executive Vice President; Arnold S. Graber, Executive Vice President, General Counsel and Secretary; and Eric W. Finlayson, Senior Vice President and Chief Financial Officer. Each agreement is effective January 1, 2010 and has a three-year term.

The agreements provide for minimum annual compensation and eligibility to receive annual performance bonuses in a combination of cash payments and option grants. Salaries are specified for the first year of the employment term and thereafter increase each year by a percentage equal to the increase in the Consumer Price Index over the previous year, provided that such increases cannot be less than 3.5% or greater than 7%. Salaries for 2010 are: Mr. Aguero, $398,591; Mr. Drury, $273,319; Mr. Graber, $256,237; and Mr. Finlayson, $182,213. Each executive officer’s salary may be reduced by the Company if a salary reduction is imposed by the Company generally on a group-wide basis as a result of financial difficulty, in which case each executive officer will be subject to the same salary reduction as other employees of the Company within the identified group. The actual amount of any annual bonus will be determined based upon the named executive’s performance, the Company's performance, and certain performance targets recommended by the Compensation Committee of the Board of Directors under the Company's Executive Bonus Plan and Long-Term Incentive Plans and approved by the Board. Under their respective agreements the Company also provides each of Messrs. Agüero and Drury with a $500,000 life insurance policy and each of Messrs. Graber and Finlayson with a $300,000 life insurance policy. Each named executive officer is also furnished with the use of a car.

If the executive’s employment is terminated on account of death or disability, the executive is entitled to no further compensation or benefits other than those earned through the month in which such termination occurs. If the executive’s employment is terminated by the Company for cause or if the executive terminates his own employment for any reason other than for good reason, the executive is entitled to no further compensation or benefits other than those earned through the date of termination. If the executive’s employment is terminated for any reason other than for cause, death or disability, if it is terminated in connection with, upon, or within one year after a change in control, or if the executive terminates his own employment for good reason, the Company will provide, as severance benefits, payment of 100% of the executive’s base salary at the rate in effect on the date of termination, continuation of health and medical benefits and life insurance for the twelve-month period following such termination, and immediate vesting of any unvested options. All unvested options vest upon a change in control regardless of whether a termination occurs.

Each agreement contains confidentiality restrictions applicable during and after the period of employment, non-solicitation of employees during the period of employment and for two years following termination, and non-competition and other non-solicitation provisions applicable during the period of employment and, upon payment of an additional sum equal to the executive’s annual base salary for each year, for up to two years following termination of employment.

Copies of the employment agreements are attached to this Current Report on Form 8-K as Exhibits 10.3, 10.4, 10.5, and 10.6, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Ex. 10.3 Employment Agreement between Metalico, Inc. and Carlos E. Aguero
Ex. 10.4 Employment Agreement between Metalico, Inc. and Michael J. Drury
Ex. 10.5 Employment Agreement between Metalico, Inc. and Arnold S. Graber
Ex. 10.6 Employment Agreement between Metalico, Inc. and Eric W. Finlayson
Ex. 99.1 Press Release issued December 24, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

December 24, 2009	By:	/s/ Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.3	Employment Agreement between Metalico, Inc. and Carlos E. Aguero
10.4	Employment Agreement between Metalico, Inc. and Michael J. Drury
10.5	Employment Agreement between Metalico, Inc. and Arnold S. Graber
10.6	Employment Agreement between Metalico, Inc. and Eric W. Finlayson
99.1	Press Release issued December 24, 2009